Exhibit 10.6

SALES AGENCY AGREEMENT

This Sales Agency Agreement (“Agreement”) is entered into  as of June 28, 2005 (“Effective Date”) between PINNACLE ENTERTAINMENT, LLC (“Pinnacle”) and OUT OF THE BLUE PRODUCTIONS, LLC (“Licensor”), in connection with the motion picture currently entitled “Cloud 9” starring Burt Reynolds and directed by                               ( the “Picture”).

1.             TERM/TERRITORY:

a.             Term:  The term of this Agreement commences as of Effective Date and expires upon the expiration of the audit rights set forth in paragraph 7.b below (“Term”).  The “Agency Term” is the period of time during which Pinnacle is authorized to, and shall act as the exclusive agent of Licensor, in connection with the licensing of distribution rights of the Picture pursuant to this Agreement, which shall be three (3) years from the Effective Date.  The “Distribution Term” is the period of time during which Pinnacle may, and beyond which it shall not, permit the Exploitation of the Licensed Rights, which shall be five (5) years from the date of each License Agreement.

b.             Territory:  The territory shall be the United States, Canada and all of their territories and possessions thereof (“Territory”).

2.             ENGAGEMENT OF PINNACLE:  In consideration of the mutual covenants contained herein, Licensor hereby engages Pinnacle for the Agency Term as the sales agent of Licensor for the purpose of the sale, license, or other disposition of the Licensed Rights in the Picture in the Territory and Language for the Distribution Term.

a.             Exclusivity of Agency: Pinnacle shall be the sole and exclusive agent of Licensor for the License of the Licensed Rights throughout the Territory during the Agency Term.  Pinnacle’s engagement hereunder is coupled with an interest and is irrevocable during the Term.

b.             General Obligation: As agent of Licensor, during the Agency Term, Pinnacle shall render all services which are customarily rendered by sales agents of similar quality and distinction in connection with the licensing of distribution rights for Motion Pictures, including, without limitation, (i) act in good faith in its reasonable business judgment to negotiate and conclude agreements for the License of any of the Licensed Rights to the Picture with a view to maximizing the share of Gross Receipts available to Licensor; (ii) identifying and negotiating with prospective Licensees; (iii) provided Licensor complies with its delivery requirements set forth in paragraph 4, assuming responsibility for and coordinating the delivery to the Licensees of all required delivery materials under the License Agreements; (iv) as set forth in paragraph 5, monitoring and assisting in the collection of payments owing to Licensor under the License Agreements; (v) investigating reports of non-compliance by Licensees of their obligations under the License Agreements; and (vi) consulting with Licensor regarding the status of sales and collections and the marketing of the Picture.

c.             Representation of Other Film Makers: Licensor acknowledges that it has been advised by Pinnacle that Pinnacle will act as the sales agent for third parties and/or for Pinnacle’s own films.

3.             DELIVERY:  Within thirty (30) days following the Effective Date, Licensor shall deliver to Pinnacle (at Licensor’s sole cost and expense) all materials and documents set forth on Schedule B.

“Cloud 9”

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a.             Chain of Title: As a condition precedent to any obligation of Pinnacle hereunder, promptly upon execution of this Agreement, Licensor shall provide Pinnacle with the complete chain of title to the Picture, which Pinnacle may have reviewed by independent outside counsel.  In the event that Pinnacle provides Licensor with Notice of any deficiencies in the chain of title which would materially impair the ability of any Licensee to Exploit any of the Licensed Rights or is likely, in Pinnacle’s sole and reasonable judgment, to expose Pinnacle to liability or otherwise adversely impact Pinnacle’s performance hereunder, Licensor shall use all reasonable efforts to correct such deficiencies promptly.  Pinnacle may suspend its performance hereunder until such deficiencies are corrected and may, if such deficiencies cannot be corrected, terminate this Agreement.

b.             Conformity And/Or Failure To Make Delivery:  If any item which Licensor is required to deliver hereunder does not conform to requirements set forth on Schedule A or Licensor fails to deliver any such materials or documents, Licensor shall indemnify and hold Pinnacle harmless (consistent with the indemnity provisions set forth in paragraph 7.f against all third party claims and damages arising therefrom. Costs incurred by Pinnacle in correcting deficient delivery items or in creating delivery items not delivered by Licensor will be recoupable from Licensor as Distribution Expenses hereunder and are not subject to prior approval or any caps on Distribution Expenses.

c.             Name/Likeness/Editing: Licensor shall notify Pinnacle of all credit obligations, restrictions on use of name/likeness, and editing and any other restrictions to which the Picture is subject, or will be subject, during the Distribution Term (“Format Restrictions”).  Provided that Licensor has notified Pinnacle of all Format Restrictions to which the Picture is subject, or will be subject, during the Distribution Term, Pinnacle shall notify each Licensee of the same and shall contractually require that such Licensees comply with such restrictions.

4.             COLLECTIONS:   During the Agency Term, Pinnacle shall act reasonably and diligently to collect sums due under the License Agreements.

a.             Proceeds: Each License Agreement shall require that all Gross Receipts are paid to Pinnacle.

b.             Pinnacle Accounting Statements:  Not less than semi-annually for the first two (2) years, and annually thereafter, Pinnacle shall provide Licensor detailed statements for the Picture (“Accounting Statements”).

c.             Priority of Disbursements: All funds received by Pinnacle in connection with the Picture are to be disbursed in the following order of priority:

•      First, in payment to Pinnacle of the Distribution Expenses;

•      Second, in payment to Pinnacle of the Agency Fee;

•      Thereafter, to Licensor.

d.             Residuals and Deferments: For avoidance of doubt, Licensor is solely responsible for any deferments, profit participations, or residuals payable to any individual or entity for services in connection with the Picture.

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5.             AGENCY FEE AND EXPENSES:

a.             Agency Fee:  In consideration for its services hereunder, Pinnacle shall receive the Agency Fee in accord with paragraph 4.c.  The “Agency Fee” shall be a fee of twenty percent (20%) of the Gross Receipts for Free TV and Pay TV Rights.

b.             Distribution Expenses:  Pinnacle shall not, without approval from Licensor, incur Distribution Expenses in excess of Twenty-Five Thousand Dollars (US$25,000).

6.             CREDIT:  Pinnacle may include Pinnacle’s name, trademark, and “video logo” in the front or end credits of the Picture in the Territory, as well as on all artwork and promotional materials for the Territory.

7.             GENERAL PROVISIONS:

a.             Arbitration:  This agreement is subject to binding IFTA arbitration in English in Los Angeles, California, and is to be construed, interpreted, and enforced in accord with the laws of the State of California, excluding California’s choice of law provisions.  Accordingly, Licensor and Pinnacle, each as to and for the benefit of the other hereby irrevocably submit to the jurisdiction of courts of the State of California and the United States for the purpose of any action, suit or proceeding arising out of or related to the subject matter of, or transactions contemplated by, this Agreement.  The prevailing party in any action related to or arising out of this agreement is entitled to recover all outside attorney’s fees and costs (including expert costs) in bringing or defending such action.

b.             Audit:  Upon thirty (30) days advance Notice, Licensor may audit Pinnacle’s books and records for the Picture during normal business hours at the offices where such books and records are kept, using a firm of chartered accountants in order to verify all data reported by Pinnacle to Licensor.  Pinnacle shall make such books and records available at its regular place of business in the United States, if any.  Licensor’s right to audit each accounting period terminates if such audit is not commenced within two (2) years from the close of such period.  Pinnacle’s books and records may be audited no more than once annually.  If Pinnacle is found as a result of such audit to have withheld for any reason save as provided for in this Agreement monies due to Licensor hereunder, then Pinnacle shall forthwith pay the same to Licensor.

c.             Default:  No breach by either Party of any term or condition herein shall be deemed material until the other Party has given Notice to the breaching Party and such Party fails or refuses to substantially cure or correct the applicable breach after such Notice is served within:  twenty (20) days for monetary breaches; and (ii) thirty (30) days for non-monetary breaches.   During the cure period for monetary breaches, the Party not in breach may suspend its performance hereunder.  Moreover, if the Party in breach fails to cure either a monetary or a non-monetary breach within such prescribed time period, such Party is thereafter deemed in default of this Agreement, and the Party not in breach, at such Party’s election, may, without limitation, as to its other remedies terminate this Agreement by Notice to the other Party.

d.             Errors and Omissions:  Licensor shall maintain in full force and effect throughout the Term standard form producer’s liability insurance (error and omissions insurance) with limits of not less than one million Dollars (US$1,000,000) per occurrence and three million Dollars (US$3,000,000) total and with a deductible not greater than ten thousand Dollars ($10,000) naming Pinnacle Entertainment LLC, and its officers, employees, representatives, attorneys, successors, and

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assigns as additional insureds.  Licensor shall ensure that the errors and omissions may not be terminated without thirty (30) days prior written notice to the above-mentioned additional insured parties and the certificates issued naming such parties as additional insured entities shall include statements to this effect. As a condition subsequent to Pinnacle’s obligations hereunder, Licensor shall furnish Pinnacle with a certificate of such insurance within ten (10) days following execution of this Agreement by Licensor.

e.             Representations and Warranties:  Licensor hereby represents and warrants to Pinnacle that: (i) it has full and complete authority to enter into this Agreement; (ii) it has the right and authority to grant the Licensed Rights in the Territory and Language during the Term free and clear of any claims, liens, charges or encumbrances which would impair or affect such Licensed Rights or rights incidental thereto; (iii) subject to the restrictions described in paragraph 3.c. above, there are no rights of approval or control held by third parties which in any way limit or restrict Pinnacle’s right to exploit the Picture hereunder; and (iv) to the best of its knowledge there is no litigation or threatened litigation involving the Picture or the Rights.  The individual signing on behalf of Licensor below hereby represents and warrants that he or she is duly authorized to sign on behalf of Licensor and that Licensor has complied with all corporate formalities predicate to the license of the Rights and the execution of this Agreement.

f.              Indemnities:

(i)            By Licensor:  Licensor shall indemnify Pinnacle, its affiliates, officers, directors, partners, employees, exhibitors, licensees, and assignees, against any and all claims, liability, damages, costs and expenses, including reasonable outside attorney’s fees, in connection with any third party claim or action arising out of or relating to: (i) any breach by Licensor of any representation or warranty herein; and (ii) the License Agreements (provided they are in Pinnacle’s standard form or a form approved by Licensor) and any financing arrangements for the Picture, provided that Pinnacle has not engaged in negligence or breach of the Agreement through its conduct or omission directly giving rise to such action, and to the extent not resulting from a material breach by Pinnacle of its obligations under this Agreement.

(ii)           By Pinnacle: Pinnacle shall indemnify Licensor, its affiliates, officers, directors, partners, employees, exhibitors, licensees, and assignees, against any and all claims, liability, damages, costs and expenses, including reasonable outside attorney’s fees, in connection with any third party claim or action arising out of or relating to any material breach by Pinnacle of any representation warranties under this Agreement, and any negligence or breach of the Agreement by Pinnacle, directly giving rise to such action.

g.             Notices:  All Notices required hereunder must be in writing and transmitted either by facsimile or express courier.

All Notices to Pinnacle shall be sent to:	All Notices to Licensor shall be sent to:

Pinnacle Entertainment Inc.	Out of the Blue Productions, LLC
15821 Ventura Boulevard, Suite 320	101 North Robertson, Suite 920
Encino, California 91436	Oklahoma City, Oklahoma 73102
Attention: Michael Weiser	Attention: John D. Simonelli

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with a copy to:

Kleinberg Lopez Lange Cuddy & Edel LLP

2049 Century Park East, Suite 3180

Los Angeles, California  90067-3205

Attention:  Robert M. Lange, Esq.

Any Notice is deemed to have been duly served if correctly addressed and sent by facsimile or courier to the relevant party at that Party’s designated office above (as may be changed from time to time by Notice to the other Party).  Any Notice so given is deemed served: (i) if sent by facsimile, by the later of twenty four (24) hours from its transmission or the commencement of normal business hours at its destination (if such Notice is sent outside of normal business hours at such destination); and (ii) if sent by courier, within three (3) business days of the date that such courier package is sent.

h.             Schedules:  This Agreement includes and incorporates the following Schedules that are attached hereto and incorporated herein by this reference:

Schedule A:	Delivery Schedule
Schedule B:	Defined Terms

i.              Miscellaneous:  This Agreement may not be modified orally and no waiver, amendment or modification shall be binding or effective unless in writing and signed by both Parties. This Agreement will control in the event of any conflict in terms between this Agreement and the Schedules.  Capitalized terms (unless proper names) are defined terms with meanings set forth on Schedule B.  This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and the transactions contemplated hereby and supersede any and all prior or contemporaneous oral and written agreements, promises, statements, representations and information given by either Party. Nothing herein contained constitutes the formation of any partnership or joint venture between the parties hereto or establish any agency or fiduciary relationship between them.  This Agreement is not for the benefit of any third party and should not be deemed to give any right or remedy to any such party whether referred to herein or not. If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respect under any law, for any reason, such provision is deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, are deemed a provision of this Agreement as though originally included herein.  In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision is deemed deleted from this Agreement as though such provision had never been included herein, and the validity, legality and enforceability of the remaining provisions hereof are not in any way affected or impaired.

IN WITNESS WHEREOF, Pinnacle and Licensor entered into this Agreement as of the Effective Date.

PINNACLE ENTERTAINMENT, LLC	OUT OF THE BLUE PRODUCTIONS, LLC

By:	By:

Its:	Its:

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SCHEDULE A

DELIVERY SCHEDULE

•      VHS screeners

•      Digital betacam masters

•      Digital beta SP masters

•      1-HD master (if available)

•      1-16x9 DBC NTSC master (Ch1/2 – St L / R  Ch 3 / 4  - M&E) w/textless main and end

•      1-4x3FF DBC NTSC master (Ch1/2 – St L / R  Ch 3 / 4  - M&E) w/textless main and end

(Note: All of the above to be picture to pictures w/out commercial blacks)

•      1-DBC TRAILER (NTSC)– split track OR tied onto tail end of movies

•      Closed caption masters

•      DLT masters

•      VHS/DVD key art

•      Color slides

•      Error and omissions insurance certificates

•      MPAA rating certificates

•      U.S. Copyright Office certificate of filings for the motion picture

•      Title report

•      Copyright Notices for program content and for Artwork, if different

•      Complete song list, including music publishing information

•      Contractual credit requirements

•      Credit Block, main title obligations and end title obligations

•      Story Synopsis

•      Foreign language matters

•      Music cue sheets

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•      Trailers music cue sheets

•      Music license materials

•      Access authorization

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EXHIBIT 1 TO SCHEDULE A

LABORATORY ACCESS LETTER

(ON PRODUCER’S LETTERHEAD)

Date:

(Laboratory Address)

RE:  (Film Title (all versions if more than one title))

Gentlemen:

                                         (“Producer”) has entered into a sales agency agreement (the “Agreement”) with Pinnacle Entertainment, LLC (collectively “Pinnacle”) under which agreement Pinnacle has been granted certain distribution rights in and to the film entitled                                                   (the “Picture”).

For good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed, for the express benefit of Pinnacle, as follows:

1.  You and Producer represent to Pinnacle that we have now entered into arrangements whereby you hold in your possession and your control at your offices located in                                          all of the materials listed on the attached “Schedule” relating to the Picture (the “Materials”).

2.  From such time as this letter shall be delivered to you, Pinnacle and its designees shall at all times have complete and free access to said Materials.

3.  You will at all times perform all laboratory services requested by Pinnacle or its designees relating to the Picture which laboratory services will be performed by you at prevailing rates at Pinnacle’s sole expense.

4.  Neither Pinnacle nor Producer shall have any liability for any indebtedness to you incurred by the other.

5.  You presently have no claim or lien against the Picture or the Materials nor insofar as Pinnacle is concerned will you assert any claim or lien against the Picture or the Materials except for your charges for services rendered for and documents furnished to Pinnacle.  Similarly, insofar as Producer is concerned, you will not assert any claim or lien against the Picture or the Materials for your charges for services rendered and documents furnished to Pinnacle.

6.  Except upon Pinnacle’s prior written consent, you shall not allow the Materials to be removed from your offices nor in any way revoke, rescind or modify any representations, rights or agreements granted in favor of Pinnacle hereunder.

7.  This agreement is irrevocable and may not be altered or modified except by a written instrument executed by Pinnacle and Producer.

Please signify your agreement to the foregoing by signing where indicated below.

Very truly yours,

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(Producer)

By:

Its:

AGREED TO:
(Laboratory)

By:

Its:

AGREED TO:

PINNACLE ENTERTAINMENT, LLC

By:

Its:

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SCHEDULE TO EXHIBIT 1 TO SCHEDULE A

(PICTURE)

The Materials

(Listing of all materials held by laboratory on the Picture)

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SCHEDULE B

DEFINED TERMS

“Advance” means the minimum guarantee payable by a Licensee to secure any Licensed Rights and designated the “Advance” in the License Agreements which are paid in cash, credit, subsidy, or kind (in all currency) during the Distribution Term net of withholding taxes and bank fees (e.g., wire transfer charges) and which are credited to or received by Pinnacle and/or to Licensor or paid with the consent or at the direction of either Pinnacle or Licensor to any third party.

“Cable Free TV” means only the transmission by means of coaxial or fiber-optic cable of a Motion Picture Copy for reception on television receivers in private living accommodations without a charge being made to the viewer for the privilege of viewing a Motion Picture.

“Cable Pay TV” means transmission or retransmission of a Motion Picture Copy by means of an encoded signal over coaxial or fiber-optic cable for reception on television receivers in private living accommodations by means of a decoding device where charge is made: (i) to the viewer for the right to use the decoding device for viewing any special channel which transmits a Motion Picture along with other programming on an ongoing basis; or (ii) to the operator of a hotel, motel, apartment complex, co-operative, condominium project, or similar place located distant from the place where such broadcast signal originated for the right to use the decoding device to receive and retransmit the programming on such channel throughout such place.

“Distribution Expenses” means, subject to the overall cap, if any, set forth in the Agreement to which this schedule is attached, all of Pinnacle’s customary out-of-pocket distribution expenses net of discounts and rebates including without limitation, the reasonable and proper costs of materials delivered to Licensees (e.g., costs of manufacture, storage, vaulting, freight, delivery and courier costs), outside audit fees for audits of distributors (net of any recovery of audit costs), advertising, publicity (including publicity events such as press conferences and the costs associated with the attendance of key talent, director), publicist fees associated with a special promotion (excluding Pinnacle employees), outside legal expenses (to enforce any subdistribution or third-party agreements), messenger and courier costs, reasonable travel and entertaining costs (to the extent that such costs directly relate to the Picture), market expenses and miscellaneous expenses.

“Exploit” means the manufacture, exhibition, broadcast, transmission, dissemination, reproduction, duplication, distribution, sale, performance, publication, display, license, lease, use, or exploitation by the means, and in the manners and media authorized by this Agreement.

“Free TV” means all forms of Terrestrial Free TV, Cable Free TV and Satellite Free TV exploitation of a Motion Picture.

“Gross Receipts” means an amount equal to the sum of (i) the Advances; and (ii) the Overages.    For avoidance of doubt, Gross Receipts exclude (i) all sums paid by any third party for delivery materials, (ii) all audit costs that are recovered from sublicensees or other parties, (iii) all funds paid in connection with the Picture, and (iv) revenues received from third parties for costs (e.g., for materials) charged to and paid for by (or on behalf of) such third parties.

“Home Video Gross Receipts” means Gross Receipts arising from Exploitation of the Home Video (and, if part of the Licensed Rights, the Video-On-Demand, and On-Line Rights) and all related Incidental Rights thereto.

“Home Video Rental” means Video and Home Video other than Home Video Sell Through.

“Home Video Sell Through” means the manufacture and distribution of Videograms (restricted to the Videogram type(s) and format(s) authorized in the Agreement) for purposes of sale to the public for private non-commercial use where ownership of such Videograms transfers to such ultimate purchasing members of the public who use the Videograms for private non-commercial use.

“Internet Simulcast” means the simultaneous exploitation of a Motion Picture in such manner as to permit viewing the complete Motion Picture on video displays (including television monitors) without alteration of the original continuity of, or sequence of images comprising, the Motion Picture by (i) exhibition, broadcast, or transmission of a Motion Picture Copy over what is commonly known as the Internet or WorldWideWeb, an intranet, or a multi-node computer network by any means, including satellite or over coaxial or fiber-optic cable and (ii) via Free Television.

“Language” means (i) the original language version of the Picture; and (ii) the original language version of the Picture dubbed or subtitled (or otherwise alternatively communicated (e.g., simulcast)) in all languages, spoken or unspoken, now know or hereafter discovered or devised.

“License” means lease, license, sale, grant, transfer, or any other manner of transfer of intellectual property consistent with the United States Copyright Act of 1976 as amended.

“Licensee” means the person or legal entity to whom any Licensed Rights are Licensed pursuant to a License Agreement.

“License Agreements” means a written agreement (based on Pinnacle’s customary Motion Picture Lease Agreement which is hereby approved by Licensor) executed by Licensor (or its assignee/designee or, as provided herein, by Pinnacle on Licensor’s behalf) in which any or all of the Licensed Rights to the Picture are Licensed to a Licensee within the Territory for not longer than the Distribution Term.

“Licensed Rights” means (i) the exclusive: (a) Pay TV, Free TV, Video-on-Demand, and Pay-Per-View Rights as the same may be exploited by any and all delivery systems and formats now known or hereafter devised; (b) ship Rights for ships and oil rigs flying the flag of countries within the Territory; (c) airline Rights for all airplanes flying the flags of countries within the Territory; (d) customary souvenir program Rights (e) On-Line Rights (including Exploitation by Internet Simulcast); and (f) customary incidental rights directly related to the exploitation of the foregoing (e.g. advertising, promotion, dubbing and subtitling); and (ii) the non-exclusive right to exploit excerpts (clips) of not more than three (3) minutes of the Picture for educational, informational, and promotional purposes, including, without limitation, the right to make such advertising materials available over the internet and other interactive mediums but limited to exploitation in a linear, continuous, and sequential manner.  The Home Video Rights include Exploitation of the Picture by video disc, CD-ROM, and all other formats and delivery media now known or hereafter devised for purposes of viewing a motion picture in a linear manner consistent with home video exploitation but not for exploitation of ancillary rights such as video games or interactive media.  The Licensed Rights do not include the Reserved Rights.

“Motion Picture” means any audiovisual work consisting of a series of related images that, when shown in succession, impart an impression of motion, with accompanying sounds, if any.

“Motion Picture Copy” means the embodiment of a Motion Picture in any physical linear form, including film, tape, cassette or disc. Where a specific medium is limited to exploitation by a specific physical form, for example, the exploitation of Videograms, then Motion Picture Copy with respect to such medium is limited to such physical form.

“Non-Theatrical” means exploitation of a Motion Picture Copy by direct exhibition before an audience at facilities or organizations not primarily engaged in the business of exhibiting Motion Pictures including, but not limited to, educational organizations, churches, restaurants, bars, clubs, trains, buses, libraries, prisons, industrial installations, Red Cross facilities, oil rigs, embassies, military bases, military vessels or any other governmental facilities flying the flag of countries within the Territory.

“On-Line” means exploitation of a Motion Picture by exhibition, broadcast, or transmission of a Motion Picture Copy over what is commonly known as the Internet or WorldWideWeb, an intranet, or a multi-node computer network by any means, including satellite or over coaxial or fiber-optic cable, in such manner as to permit viewing the complete Motion Picture on video displays (including television monitors) without alteration of the original continuity of, or sequence of images comprising, the Motion Picture.  On-Line Exploitation, if On-Line Rights are permitted to be Licensed hereunder, is limited to transmission (including residence on, or transmission via, servers) within the Territory to intermediate and ultimate users in the Territory by technical means which prohibit access (either directly or indirectly) to any Person or technical means outside the Territory and which do not, without Licensor’s prior written approval, permit the image to be stored or copied by an intermediate or ultimate user except for purposes of: (i) retransmission of the Picture to ultimate users located in the Territory (in the case of an intermediate user); or (ii) facilitating a single viewing of the Picture (in the case of an ultimate user). All other rights not listed herein or under the term Licensed Rights are Reserved Rights.

“Overages” means all other sums payable by a Licensee in addition to (or in lieu of) any Advance in consideration for the exploitation of any of the Licensed Rights (including “Overages” as defined and designated in the License Agreements, any television or box office escalators regardless of whether characterized in any License Agreement as an additional Advance, and all royalties collected which are paid in cash, credit, subsidy, or kind (in all currency) at any time before, during, and after the Distribution Term net of withholding taxes and bank fees (e.g., wire transfer charges) and which are received by or credited to Pinnacle and/or to Licensor or paid with the consent or at the direction of either Pinnacle or Licensor to any third party.

“Pay TV” means all forms of Terrestrial Pay TV, Cable Pay TV, and Satellite Pay TV exploitation of a Motion Picture Copy.

“Pay-Per-View” means the broadcast of a Motion Picture Copy by means of an encrypted signal for reception on television receivers in homes or non-residential institutions, including hotels, motels and hospitals, where a charge is made to the viewer for the right to use a decoding device to view the broadcast of a Motion Picture at a time designated by the broadcaster for each viewing.

“Reserved Rights” means all rights other than the Licensed Rights, including, without limitation:  (i) the underlying intangible property relating to the Licensed Rights and the Picture, including all trademarks and copyrights; and (ii) the right to Exploit the Picture: (a) in the media, Language, and Territory upon expiration of the Distribution Term; and (b) in all media, languages, and territories not included within the Licensed Rights.

“Rights” means the right to Exploit the Picture and all rights incidental to such Exploitation.  When preceded by a defined term denoting a particular means, manner, or medium of exploitation, (i.e., Free TV Rights), Rights is limited in meaning the right to exploit the Picture in the means, manner, and medium comprising the defined term.

“Satellite Free TV” means only the up-link transmission of a Motion Picture Copy to a satellite and its down-link transmission to a terrestrial satellite reception dish for the purpose of viewing of a Motion Picture on television receivers in private living accommodations without a charge being made to the viewer for the privilege of viewing a Motion Picture.  For purposes of this definition, neither governmental television receiver assessments or taxes, nor regular periodic basic satellite service charges (other than subscriptions paid for the right to receive specific programming channel(s) or amounts paid for the right to receive specific programs on a fee-per-exhibition basis) are a charge to the viewer.

“Satellite Pay TV” means the up-link transmission of a Motion Picture Copy by means of an encoded signal to a satellite and its down-link transmission to a terrestrial satellite reception dish and a decoding device for the purposes of viewing a Motion Picture on television receivers in private living accommodations where a charge is made: (i) to the viewer for the right to use the decoding device for viewing any special channel which transmits a Motion Picture along with other programming on an ongoing basis; or (ii) to the operator of a hotel, motel, apartment complex, co-operative, condominium project, or similar place located distant from the place where such broadcast signal originated for the right to use the decoding device to receive and retransmit the programming on such channel throughout such place.

“Soundtrack Record” means the manufacture and exploitation of recordings in any form embodying all or any part of the soundtrack of the Picture or any re-recording of all or any part of the soundtrack of the Picture (packaged and labeled in such a way as to be identifiable with the Picture) in lieu of the actual soundtrack thereof.

“Television” means all forms of Free TV and Pay TV exploitation of a Motion Picture Copy.

“Television Gross Receipts” means Gross Receipts arising from Exploitation of the Pay TV, Free TV, Internet Simulcast, and Pay-Per-View Rights.

“Terrestrial Free TV” means only standard over-the-air broadcast by means of Hertzian waves of a Motion Picture Copy which is intended for reception on television receivers in private living accommodations without a charge being made to the viewer for the privilege of viewing a Motion Picture.  For purposes of this definition, neither governmental television receiver assessments nor taxes are a charge to the viewer.

“Terrestrial Pay TV” means only over-the-air broadcast of a Motion Picture Copy by means of encoded Hertzian waves for reception on a television receiver in private living accommodations by means of a decoding device where a charge is made: (i) to the viewer for the right to use the decoding device for viewing any special channel which transmits a Motion Picture along with other programming on an ongoing basis; or (ii) to the operator of a hotel, motel, apartment complex, co-operative, condominium project or similar place located distant from the place where such broadcast signal originated for the right to use the decoding device to receive and retransmit the programming on such channel throughout such place.

“Theatrical” means exploitation of a Motion Picture Copy by direct exhibition in conventional or drive-in theaters that are open to the general public on a regularly scheduled basis and charge an admission fee to view a Motion Picture.

“Third Party Approval” means any right of approval held by directors, talent, or any other third party with whom or which Licensor or its affiliates may contract in connection with a Picture.

“Transfer” means lease, license, sale/purchase, assignment, transfer, or other conveyance of any right to intellectual property consistent with the Copyright Act of the United States of America.

“Underlying Material” means the literary and other material from which a Motion Picture is derived or on which it is based, including all versions of the screenplay, all notes, memos, directions, comments, ideas, stage business and other material incorporated in any version of a Motion Picture and, to the extent necessary rights and licenses have been obtained, all existing novels, stories, plays, songs, events, characters, ideas or other works from which any version of a Motion Picture is derived or on which it is based.

“Video” or “Home Video” means the manufacture, distribution, rental, license, lease or sale of Videograms (restricted to the Videogram type(s) and format(s) authorized in the Agreement), which enable a Motion Picture to be perceived visually on a television screen when displayed through or as part of an electronic apparatus (such as a television-type playback system) for private non-commercial use. Home Video is restricted solely to the Videogram type(s) and format(s) that are licensed to a Licensee in a License Agreement.

“Video Disc” means any laser or capacitance disc or comparable optical or mechanical storage device in the format(s) identified as being licensed to a Licensee in the Agreement which is designed to be used for storing a Motion Picture Copy on a permanent basis and is used in conjunction with a reproduction apparatus to cause a Motion Picture to be visible on the screen of a television receiver.

“Videocassette” means a VHS or Beta cassette or comparable magnetic storage device in the format(s) identified as being licensed to A Licensee in the Agreement which is designed to be used for storing a Motion Picture Copy on a permanent basis and is used in conjunction with a reproduction apparatus to cause a Motion Picture to be visible on the screen of a television receiver.

“Videogram” means any type of Videocassette or Video Disc, but only to the extent the specific type of electronic storage device and its format is identified as being licensed to a Licensee in the Agreement.

“Video-On-Demand” means broadcast of a Motion Picture Copy by means of an encrypted signal for reception by decoding and storage devices for viewing on television receivers in homes or non-residential institutions, including hotels, motels and hospitals, where a charge is made to the viewer on a fee-per-exhibition basis for the right to use such decoding and storage device to view the broadcast of a Motion Picture at a time selected by the viewer for each viewing.